UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

Hybrid Dynamics Corporation
(Exact name of registrant as specified in its charter)

Nevada	31-1041835
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

892 North 340 East, American Fork UT  84003
(Address of Principal Executive Offices and Zip Code)

Hybrid Dynamics Corporation 2007 Consultant Stock Plan
(Full title of the plan)

Paul Ressler, President
Hybrid Dynamics Corporation
892 North 340 East, American Fork UT  84003
(801) 756-5831
(Name and address and telephone number of agent for service)

With copies to:
Charles A. Koenig
Attorney-At-Law
326 South High St, Suite 300
Columbus, Ohio 43215
(614) 241-5902
 (Name and address and telephone number)

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered (1)	Amount to be Registered (3)	Proposed Maximum Offering Price Per Share (2)	Proposed Maximum Aggregate Offering Price (2)	Amount of Registration Fee
Common Stock $0.00015 par value	1,000,000 Shares	$0.20 Per Share	$200,000	$6.20

(1)	This registration statement covers the common stock issuable under our stock compensation agreements with three consultants (the “Plans”).
(2)

Estimated solely for the purpose of calculating the registration fee. Pursuant to Rule 457(c) under the Securities Act, the proposed maximum offering price per share and the proposed maximum aggregate offering price have been determined on the basis of the average of the bid and asked price as of a specified date within five business days prior to the date of filing the registration statement.

(3)

This Registration Statement registers 1,000,000 shares of the Common Stock (the “Common Stock”), par value $0.00015 per share, of Hybrid Dynamics Corporation (the “Company”) to be issued by the Company in the future to such persons as are designated by the Company from time to time under the terms of its Hybrid Dynamics Corporation 2007 Flexible Stock Plan.

PART I

INFORMATION REQUIRED IN SECTION 10(a) PROSPECTUS

Item 1.  Plan Information.*

Item 2.  Registrant Information and Employee Plan Annual Information.*

*

Information required by Part I to be contained in Section 10(a) prospectus is omitted from the Registration Statement in accordance with Rule 428 under the Securities Act of 1933, and Note to Part I of Form S-8

PART II

Item 3.  Incorporation of Documents by Reference.

The following documents filed by Hybrid Dynamics Corporation (the “Company”), with the Securities and Exchange Commission are incorporated by reference into this Registration Statement:

(1)     The Company’s Annual Report on Form 10-KSB, as amended, for the year ended December 31, 2006;

(2)     All other reports filed by the Company pursuant to Sections 13(a) or 15(d) of the Exchange Act subsequent to the filing of the Company’s Annual Report for the year ended December 31, 2006 with the Securities and Exchange Commission;

(3)     The description of the Company’s Common Stock which is contained in the Company’s Information Statement on Form 10-SB12G as amended, filed with the Securities and Exchange Commission on July 20, 2005.

All reports and other documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which de-registers all securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be a part of this Registration Statement from the date of the filing of such reports and documents.

Any statement contained in an Incorporated Document shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed Incorporated Document modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4.  Description of Securities.

The class of securities to be offered is registered under Section 12 of the Exchange Act.  Therefore, a description of the Common Stock required by Item 202 of Regulation S-K is not required.

Item 5.  Interests of Named Experts and Counsel.

No named expert or counsel was hired on a contingent basis, will receive a substantial direct or indirect interest in the small business issuer, or was a promoter, underwriter, voting trustee, director, officer, or employee of the Registrant.

Item 6.  Indemnification of Directors and Officers.

The officers and directors of the Company are indemnified as provided by Nevada Statutes: Section 78.7502 of the Nevada Revised Statutes (the "NRS") and the Articles and bylaws of the Company.

The Company’s Articles of Incorporation and by-laws include an indemnification provision under which the Company agreed to indemnify all directors and officers to the fullest extent permitted by the laws of the State of Nevada.

Item 7.  Exemption from Registration Claimed.

Not applicable.

Item 8.  Exhibits.

Number	Exhibit Description Of Document

4.1	Articles of Incorporation as amended (incorporated herein by reference to Form 10-SB12G as amended, filed with the Securities and Exchange Commission on July 20, 2005)
4.2	By-Laws (incorporated herein by reference to Form 10-SB12G as amended, filed with the Securities and Exchange Commission on July 20, 2005)
5.1	Opinion of counsel re: legality of securities being registered
10.1	Hybrid Dynamics Corporation 2007 Consultants Stock Plan
23.1	Consent of Pritchett, Siler & Hardy PC
23.2	Consent of Counsel (included in Exhibit 5.1)

Item 9.  Undertakings.

The Company hereby undertakes:

(a)     To file, during any period in which offers or sales are being made, a post-effective amendment to this registration:

(1)     To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(2)     To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement; and

(3)     To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

Provided however, that paragraphs (a) (1) and (2) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Company pursuant to section 13 or section 15(d) of the Exchange Act that are incorporated by reference herein.

(b)     That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)     To remove from registration by means of post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(2)     The Company hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Company’s annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the Registration Statement shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at the time shall be deemed to be the initial bona fide offering thereof.

(3)     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by the director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of the counsel the matter has been settled by controlling precedent, submit to the appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant, Hybrid Dynamics Corporation certifies that it has reasonable grounds to believe that it meets all of the requirements for filing a Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of American Fork, State of Utah, on August 15, 2007.

Hybrid Dynamics Corporation
By: /s/ Paul Ressler Paul Ressler President

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the date indicated.

Signature	Title	Date
/s/ Leonard DuCharme	Director	August 15, 2007
Leonard DuCharme
/s/ Paul Ressler	Director	August 15, 2007
Paul Ressler
/s/ Darren Jensen	Director	August 15, 2007
Darren Jensen

INDEX TO EXHIBITS

NUMBER	EXHIBIT DESCRIPTION OF DOCUMENTS
4.1	Articles of Incorporation as amended (incorporated herein by reference to Form 10-SB12G as amended, filed with the Securities and Exchange Commission on July 20, 2005)
4.2	By-Laws (incorporated herein by reference to Form 10-SB12G as amended, filed with the Securities and Exchange Commission on July 20, 2005)
5.1	Opinion of counsel re: legality of securities being registered
10.1	Hybrid Dynamics Corporation 2007 Consultants Stock Plan
23.1	Consent of Pritchett, Siler & Hardy PC
23.2	Consent of Counsel (included in Exhibit 5.1)